For more information contact:
C. Anthony Rider, Chief Financial Officer
Phone: (716) 566-9217
Fax: (716) 447-9201
Email: arider@modpac.com

FOR IMMEDIATE RELEASE

MOD-PAC CORP. REPORTS 13% INCREASE IN
NET PRODUCT SALES FOR THIRD QUARTER 2004

  Total revenue increases 20%
  Gross margin impacted by lower utilization rates
  Net Income increases 67.8%
  $22.0 million in cash received in quarter for customer agreement
  Long term debt to equity ratio at quarter end: 9.1%

BUFFALO, NY, October 20, 2004: MOD-PAC CORP. (NASDAQ: MPAC) a specialized commercial printer and manufacturer of custom paper board packaging, today reported for the third quarter 2004, which ended October 2, 2004, net income of $856 thousand, up 67.8%, from net income of $510 thousand in the same period last year. On a diluted per share basis, earnings grew 57.1% to $.22 for the third quarter this year from $.14 in the third quarter last year.

Third quarter 2004 revenue was $12.2 million, up 20.0% from $10.2 million in the third quarter of 2003. Included in total revenue in the 2004 third quarter was $611 thousand from the amortization of the $22 million fee received from VistaPrint, a major customer of the Company, in accordance with a previously announced agreement that was effective September 1, 2004.

Net product sales grew 13.0% to $11.5 million in the third quarter of this year from $10.2 million in the same period last year. Higher sales in the commercial print-on-demand and custom folding carton lines contributed to the sales increase. The commercial print product line had $4.1 million of sales, up 19.3%, while the custom folding cartons contributed $4.4 million of sales, up 13.1% from last year.

The stock box sales were up 9.2% with sales of $2.3 million when compared with the same period last year, while the personalized print product line declined slightly to $798 thousand in the third quarter this year compared with $836 thousand in last year's third quarter.

Gross profit margin in the third quarter of 2004 declined to 22.7% of total revenue and 18.6% of net product sales, which compares with gross margin of 23.7% for the 2003 third quarter. The lower margin was the result of lower utilization of production capacity. In addition, there were higher costs associated with the timing of repairs, training, and supplies. Lastly, there were some paperboard cost increases experienced in the quarter.

Operating income, defined as income before interest expense and taxes, was 8.1% of total revenue for the 2004 third quarter and, excluding the amortization of the VistaPrint fee and rental income, was 3.3%. This 3.3% compares with operating income as a percent of net sales in the 2003 third quarter of 8.7%. The lower utilization of production capacity was the main reason for the lower operating margin, Sales and general administrative expenses were 15.4% of net product sales for the 2004 third quarter compared with the 2003 third quarter.

Daniel G. Keane, President and CEO of MOD-PAC CORP. noted, "We continue to see double digit growth in both of our major product lines reflecting a combination of the improved economy and our growing market share. Our customer's benefit from our strategy to provide just-in-time print of specialty product in short run quantities. Our approach reduces our customers' inventory and obsolescence issues and helps them to meet their customers' needs more effectively. Private label manufacturers can especially appreciate our capabilities."

He went on to say, "We are not satisfied with our margins in the quarter, but they reflect our efforts to build capacity in anticipation of continued top line growth. Our production capacity is up 100% from a year ago while our conversion costs per square foot are trending down. We anticipate gross margins improving in the fourth quarter and going forward as utilization of our capacity improves as a result of our continued sales growth.

Increase in Cash and Reduction in Debt

On August 31st, 2004, the Company received $22 million in cash, pursuant to a previously announced agreement with VistaPrint. Part of the proceeds was used to pay down approximately $9.0 million in long term debt. Also, $8.0 million will be used in December for the payment of income taxes. Under the terms of this agreement the Company surrendered its rights as the exclusive North American supplier of all print products for VistaPrint after August 2005 and restructured its supply agreement. VistaPrint continues to be a major customer for the commercial print product line. MOD-PAC retains its exclusive North American rights to serve VistaPrint through August 2005.

MOD-PAC recorded the $22 million cash payment as deferred revenue and began to amortize it over 36 months beginning in September 2004. Thus, $611 thousand of deferred revenue was recognized in the third quarter this year, which net of applicable income taxes, amounts to approximately $.06 per share. The amortization period of 36 months includes the 12-month term of the contract and an additional 24-month period which provides for a general framework for setting prices for any subsequent agreement.

During the quarter, MOD-PAC acquired 18,000 shares of common stock in the open market under its Share Buy Back program. For the nine-month period, the Company has repurchased a total of 27,000 shares. It has current authorization to purchase an additional 173,000 shares under the program.

Nine Month Review

Net product sales, which exclude the amortization of the VistaPrint fee and rental income, for the nine month period ended October 2, 2004 were $34.3 million, up 19.0% over net sales of $28.8 million for the first nine-months of 2003. All product lines had improved sales for the nine-month period with custom folding cartons growing $2.6 million, or 24.2%, and commercial print increasing $2.3 million, or 23.6%. Stock boxes had a 7.3% increase and personalized print was up 7.5% in sales compared with the same period last year.

Gross profit as a percent of net product sales for the nine months of 2004 was 22.0%, down from 23.7% in the prior year period. The lower margins were the result of the issues discussed for the quarter. Net income for the first nine months of this year was $2.0 million, up from $1.4 million in the same period last year. Earnings per diluted share for the nine months of 2004 were $.52, a 44.4% improvement over last year's first nine-month period.

Cash from operations increased to $25.9 million for the nine-month period, up from $2.3 million last year, primarily due to the cash received from the VistaPrint agreement. Capital spending for 2004 through the nine months was $5.5 million compared with $7.5 million for the same period in 2003. The Company expects capital spending to be around $7.0 to $8.0 million for 2004. Debt to shareholders' equity at the end of the third quarter was down to 9.1% from 50.5% at the end of the second quarter, again as a result of the debt reduction from the proceeds of the VistaPrint agreement.

Prospective Opportunities

"We believe our unique print processes will continue to be beneficial to new and existing commercial customers. Over the last year, our efforts have been directed internally to the development of new and improved processes that will benefit more markets. Specifically, we are focused on expanding our commercial print market, leveraging our relationships with custom folding carton customers to provide commercial print services and building our sales and marketing resources to increase our market share in the custom folding carton arena." Mr. Keane remarked.

Investors' Conference Call and Webcast

MOD-PAC will host a Third Quarter conference call at 1:30 p.m. ET. The call can be accessed the following ways:

  A live webcast can be found at http://www.modpac.com. Participants should go to the website
  10 - 15 minutes prior to the scheduled conference in order to register and download any necessary audio software.
  The teleconference can be accessed by calling (303) 262-2131 approximately 5 - 10 minutes prior to the call.

A replay can also be heard by calling (303) 590-3000, and entering passcode 11010480#. The telephonic replay will be available through Wednesday, October 27, 2004 at 11:59 p.m. ET.

An archive of the webcast and a transcript of the teleconference will also be available at

www.modpac.com

ABOUT MOD-PAC CORP.

MOD-PAC CORP is a differentiated, high value-added print services firm operating a unique low-cost business model. MOD-PAC is an innovative company that aggressively integrates technology into its marketing and operations to provide on-demand print products and services for its customers.

Consistently outpacing the printing industry over each of the last five years, MOD-PAC's key differentiator is its success at being a just-in-time producer of short-run, quality print products. The Company applies lean manufacturing processes coupled with state-of-the-art printing technologies to challenge its competition and expand its market share.

MOD-PAC's strategy is to leverage its capabilities to meet the growing needs of on-demand print and to expand its service offering to address more of the print value chain.

Additional information on MOD-PAC can be found at its website: http://www.modpac.com

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. One can identify these forward-looking statements by the use of the words such as "expect," "anticipate," "plan," "may," "will," "estimate" or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors, which could cause actual results to differ materially, include market events, competitive pressures, changes in technology, customers preferences and choices, success at entering new markets, the execution of marketing and sales plans, and other factors which are described in MOD-PAC's annual report on Form 10K on file with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this press release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

FINANCIAL TABLES FOLLOW:

MOD-PAC CORP
Consolidated Income Statement Data

(in thousands except per share data)

	Three Months Ended				Six Months Ended

	10/02/04	9/27/03	% Increase (Decrease)		10/02/04	9/27/03	% Increase (Decrease)

Net Product Sales	$11,515	$10,194	13.00%		$34,272	$28,776	19.00%
Fee and rental income	717				958
Total Revenue	12,232	10,194	20.00%		35,230	28,776	22.40%
Cost of products sold	9,461	7,781	21.60%		26,699	21,861	22.10%
Selling, general and administrative	1,778	1,526	16.50%		5,604	4,588	22.10%
Interest expense, net	73	83	(12.00%	)	267	151	76.80%
						500
Income before taxes	920	804	14.40%		2,660	2,176	22.20%
Income Taxes	64	294	(78.20%	)	679	794	(14.50%)

Net Income	$856	$510	67.80%		$1,981	$1,382	49.30%
Earnings per share:
Basic	$0.23	$0.14	64.30%		$0.53	$0.36	47.20%

Diluted	$0.22	$0.14	57.10%		$0.52	$0.36	44.40%

Weighted average shares outstanding
Basic	3,734	3,689			3,734	3,789
Diluted	3,831	3,769			3,817	3,851

MOD-PAC CORP
Consolidated Balance Sheet Data

(in thousands)
ASSETS	(unaudited)
	10/02/2004	12/31/2003

Cash	$13,246	$1,310
Accounts receivable	6,255	5,133
Due from Astronics		74
Inventories	3,780	2,878
Prepaid expenses	295	903

Total current assets	23,576	10,298
Net property, plant & equipment	30,725	28,878
Deferred income taxes	4,498
Total other assets		1,340

TOTAL ASSETS	$59,663	$40,516

LIABILITIES AND SHAREHOLDERS' EQUITY
Notes payable and current maturities on long-term debt	$83	$1,429
Accounts payable and accrued expenses	11,657	3,746
Due to Astronics Corporation	53	0

Total current liabilities	11,793	5,175
Deferred income - Vista Print Fee	21,389
Long-term debt	2,080	9,657
Other Liabilities	512	3,733
Net shareholders' equity	23,889	21,951

	$59,663	$40,516

MOD-PAC CORP
Cash Flow Data
(in thousands)
	10/02/04	9/27/03

Cash provided by operating activities:
Net income	$1,981	$1,382
Depreciation & other operating activities	(4,081)	3,187
Deferred Income - Vista Print fee	21,389
Change in working capital items	6,621	(2,269)

Cash provided by operating activities	25,910	2,300
Cash provided by investing activities	(5,002)	(7,499)
Cash provided by (used in) financing activities	(8,972)	5,276

Net increase (decrease) in cash	11,936	77
Cash at beginning of period	1,310	1

Cash at end of period	$13,246	$78

MOD-PAC CORP
PRODUCT LINE NET SALES

(in thousands)
	Three Months Ended				Six Months Ended

	10/02/04	9/27/03	% Increase (Decrease)		10/02/04	9/27/03	% Increase (Decrease)

Custom Folding Cartons	$4,358	$3,853	13.1%		$13,265	$10,681	24.2%
Commercial Printing	4,106	3,442	19.3%		12,054	9,756	23.6%
Stock Box	2,253	2,063	9.2%		6,425	5,987	7.3%
Personalized Printing	$798	$836	(4.5%	)	$2,528	$2,352	7.5%

TOTAL NET PRODUCT SALES	$11,515	$10,194	13.0%		$34,272	$28,776	19.0%